DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                 DENBURY RESOURCES INC. ANNOUNCES REFINANCING OF
                            SENIOR SUBORDINATED NOTES
News Release
Released at 7:30 AM CDT

     DALLAS, March 17, 2003 (BUSINESS WIRE) -- Denbury Resources Inc. (NYSE:DNR) ("Denbury" or the "Company") announced today that it intends to offer $200 million of Senior Subordinated Notes Due 2013 in a private Rule 144A offering.

     Denbury plans to use the estimated net proceeds of approximately $194.25 million from the offering to refinance the Company's currently outstanding $125 million aggregate principal amount of 9% Senior Subordinated Notes Due 2008 and $75 million aggregate principal amount of 9% Series B Senior Subordinated Notes Due 2008. Denbury intends to call these 9% notes today, with such call to be effective as early as April 16, 2003, conditioned upon the closing of the new Senior Subordinated Notes. The Company expects to use bank debt to fund the estimated $14.75 million of redemption costs not funded by the net proceeds of the offering.

     The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including whether the sale of the notes will be closed.

CONTACT: Denbury Resources Inc., Dallas
Gareth Roberts (972) 673-2000
Phil Rykhoek (972) 673-2000
www.denbury.com